EXHIBIT 99.1

EveryWare Global, Inc. Announces Fourth Quarter 2014 Results;
Begins 2015 with a prepackaged bankruptcy to strengthen its financial position

Lancaster, OH - April 14, 2015 -- EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today financial results for the three months ended December 31, 2014. Led by the iconic Oneida and Anchor Hocking brands, EveryWare is a leading marketer of tabletop and food preparation products for the consumer and foodservice markets.
Fourth Quarter Results Overview:

•	Net revenue was $96.1 million, a decrease of $19.1 million or 16.6% from the prior year period.

•	Gross margin as a percentage of total revenue increased to 17.3% compared to 12.1% for the prior year period.

•	Operating expenses decreased $4.8 million or 25.0% to $14.4 million.

•	EBITDA from continuing operations increased $8.1 million from the prior year period.

•	Adjusted EBITDA from continuing operations improvement for third consecutive quarter.

•	Cash from operating activities decreased $32.8 million from the prior year period.
Sam Solomon, Chief Executive Officer of EveryWare stated, “Our revenue decline is a lingering consequence of earlier operational challenges.  We improved customer service in the fourth quarter and expect service levels will continue to rise.  Twelve months of operational improvements enabled us to achieve positive EBITDA for the first time in a year while providing a stronger base to build upon.”
Mr. Solomon continued, “As previously reported, we reached an important restructuring agreement with our lenders.  That process will eliminate our current term loan debt and reduce cash interest going forward.  Our lenders have further provided $40 million worth of financing through our prepackaged bankruptcy to ensure our business continues to perform in the short term and provides a good starting point  for long term success.”
Financial Results for the Three Months Ended December 31, 2014:
Total revenue for the three months ended December 31, 2014 decreased $19.1 million, or 16.6%, to $96.1 million. The decrease in revenue is attributable to declines in our Consumer, Specialty, and Foodservice segments of $9.0 million, $6.9 million, and $2.2 million, respectively. The sales decline was the result of moving away from lower margin products, missed seasonal promotional sales opportunities, challenging order fulfillment rates and customer uncertainty regarding the Company stemming from lender negotiations which occurred in the second and early third quarters of this year.
Cost of sales decreased $21.8 million, or 21.5%, to $79.5 million for the three months ended December 31, 2014. The decrease is primarily due to lower product costs associated with the volume decline, the impact of the unfavorable $5.9 million inventory adjustments recorded in the fourth quarter of 2013, partially offset by $4.3 million of lower overhead absorption resulting from idling one of our glass furnaces during the first quarter of 2014.
Gross margin as a percentage of total revenue was 17.3% for the three months ended December 31, 2014, as compared to 12.1% for the three months ended December 31, 2013. The net increase in gross margin rate as compared to the prior year was primarily due to the impact of the unfavorable inventory adjustment recorded in the prior year period offset by lower factory overhead absorption in the three months ended December 31, 2014 resulting from reduced glass production levels.

Total operating expenses for the three months ended December 31, 2014 decreased $4.8 million, or 25.0%, to $14.4 million. The decrease was primarily the result of lower consulting and legal fees related to cost savings and restructuring initiatives and lower selling and incentive related costs.
EBITDA from Continuing Operations for the three months ended December 31, 2014 increased to $7.0 million. The year over year increase of $8.1 million was primarily due to lower consulting and legal fees related to cost savings and restructuring initiatives, lower selling and incentive related costs and the unfavorable inventory adjustment recorded in the prior year period, partially offset by lower factory overhead absorption resulting from reduced glass production levels. For a reconciliation of EBITDA from Continuing Operations to Net (Loss) Income attributable to the Company, see the financial data at the end of this release.
Net loss from Continuing Operations decreased $8.8 million to $4.9 million for the three months ended December 31, 2014. After adjusting for the loss on extinguishment of debt, restructuring costs and other items described in the reconciliation of Adjusted Net (Loss) Income from Continuing Operations, for the three months ended December 31, 2014, Adjusted Net Loss from Continuing Operations would have been $3.5 million and Adjusted Net Loss from Continuing Operations per share would have been $0.17 per share. For a reconciliation of Adjusted Net Loss from Continuing Operations to Net Loss from Continuing Operations and Adjusted Net Loss from Continuing Operations per share to Net Loss from Continuing Operations per share, see the financial data at the end of this release.
For purposes of computing loss per share for the three months ended December 31, 2014, common shares of 20.6 million, representing the weighted average share count for the third quarter, was used. Actual common shares outstanding as of December 31, 2014 were 20.6 million.
Segment Results:
Revenues for the three months ended December 31, 2014 decreased in all segments, with the most significant decline in our Consumer and Specialty segments. The decline in all segments was related to lower customer sales of negative margin products, lower order fulfillment rates and customer uncertainty regarding the Company stemming from our recent lender negotiations. See the segment financial data at the end of this release.
Segment contribution before unallocated costs improved in all segments with the most significant increase realized in our Consumer and Specialty segments. The improvement was related to enhanced margins in our domestically manufactured glass products offered throughout all channels of our Consumer and Specialty segments due to our decision to selectively remove lower margin business and reduce glass manufacturing capacity. See the segment financial data at the end of this release.
Liquidity Overview:
Net cash used in operating activities was $5.1 million for the three months ended December 31, 2014 compared to net cash provided by operating activities of $27.7 million for the three months ended December 31, 2013. Cash used in operating activities increased by approximately $32.8 million from the prior year period, primarily due to higher inventory reduction in 2013 and the decline in accounts payable during the three months ended December 31, 2014. As of December 31, 2014, we had cash of approximately $7.8 million and approximately $3.3 million of unused availability under our ABL Facility.
On March 31, 2015, the Company announced that it had entered into a Restructuring Support Agreement (the “RSA”) with holders of approximately $163.1 million of the Company’s term loan indebtedness, representing approximately 65.6% of such term loans (the “Consenting Term Lenders”) and holders of the Company’s preferred common or common stock that are signatories to the RSA. Following a stress test analysis of the Company’s forecasted results, the Company’s auditor informed the Company that the audit opinion would include an explanatory paragraph regarding the Company’s ability to continue as a going concern. The inclusion of a going concern qualification would constitute a default under the Term Loan. As a result, the Company engaged in discussions with certain of its financial stakeholders regarding various restructuring alternatives to strengthen its balance sheet and create a sustainable capital structure to position the Company for the future. Following these discussions, the Company and its lenders reached an agreement for a restructuring plan under Chapter 11 of the Bankruptcy Code. The Company believes this restructuring agreement will minimize the time and expense spent in a restructuring and will provide the Company liquidity during the restructuring (the “Restructuring”).
The RSA contemplates that the restructuring would be accomplished through a pre-packaged or pre-arranged plan under the Bankruptcy Code (the “Proposed Plan”).
The Proposed Plan also contemplates the cancellation of 100% of the outstanding principal amount, PIK interest and accrued but unpaid cash interest of the Term Loans in the amount of $248.6 million as of the Petition Date, in exchange for the issuance of new common stock (“New Common Stock”) equal to 96% of the new common stock issued by the Company (the “New Common Stock”) upon emergence from bankruptcy, subject to dilution by a new management incentive plan (the “Management Incentive Plan”). In exchange for cancellation of the Company’s currently outstanding preferred stock (the “Existing Preferred Stock”), the holders of the Existing Preferred stock will receive shares, on a pro rata basis, equal to 2.5% of the total outstanding New Common Stock upon emergence from bankruptcy, subject to dilution by the Management Incentive Plan. In exchange for the cancellation of all (a) shares of our current outstanding common stock and (b) outstanding vested options or unexercised warrants to acquire shares of our current outstanding stock as of the Petition Date that are in each case “in the money” (clauses (a) and (b), collectively, “Existing Common Stock”), holders of Existing Common Stock will receive shares, on a pro rata basis, equal to 1.5% of the total outstanding New Common Stock upon emergence from bankruptcy, subject to dilution by the Management Incentive Plan. The Proposed Plan contemplates that holders of general unsecured claims will be paid in full in the ordinary course.
The Proposed Plan contemplates customary mutual releases and/or waivers, including standard carve-outs among the Company, each of the Consenting Term Lenders, the Term Loan Agent, the parties to the RSA, and any lender providing financing on a post-petition basis and their respective administrative agent and each of their respective directors, officers, shareholders, funds, affiliates, members, employees, partners, managers, agents, representatives, principals, consultants, and professional advisors (each in their capacity as such).
On April 7, 2015 (the “Petition Date”), the Company and all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware.
On April 9, 2015, the Company’s ABL Facility was amended such that it became a debtor-in-possession ABL facility as new loans are made, on a rolling basis, to ensure that the Company continues to have access to the ABL Facility during the Chapter 11 proceedings. Also on April 9, 2015, the borrowers under the Term Loan and the other parties thereto entered into a first priority, first-out debtor-in-possession credit facility (“DIP Facility”) in an aggregate amount of up to $40.0 million, which is secured by the same collateral that secured the Term Loan and, subject to certain exceptions, other unencumbered assets of the loan parties, if any.
About EveryWare
EveryWare (Nasdaq: EVRY) is a leading marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, covenant compliance, liquidity and other characterizations of future events or circumstances are forward-looking statements.
Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Investors are warned that actual results may differ from management’s expectations. Additionally, various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including, but not limited to, such risks relating to (i) the conclusion by our auditor that there is substantial doubt about our ability to continue as a going concern; (ii) risks and uncertainties associated with the bankruptcy proceedings, including our ability to consummate the transactions contemplated by the restructuring support agreement entered into among us and certain of the lenders (the “Consenting Term

Lenders”) under our term loan (the “RSA”) on the time frame contemplated therein; (iii) whether the proposed DIP financing will be approved by the bankruptcy court on the terms contemplated and whether such funds will provide sufficient liquidity during the pendency of the Chapter 11 proceedings; (iv) the limited recovery for holders of our common stock resulting from the Chapter 11 proceedings; (v) increased costs related to the Chapter 11 proceedings; (vi) loss of customer orders, disruption in our supply chain and loss of the ability to maintain vendor relationships; (vii) general economic or business conditions affecting the markets we serve; (viii) our ability to attract and retain key managers; (ix) risks associated with conducting business in foreign countries and currencies; (x) increased competition in our markets; (xi) the impact of changes in governmental regulations on our customers or on our business; (xii) the loss of business from a major customer; and (xiii) our ability to obtain future financing due to changes in the lending markets or our financial position. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such cautionary statements.
For a description of the risks, uncertainties, and assumptions that may impact our actual results or performance, see the Company’s Annual Report on Form 10-K for 2013, filed with the Securities and Exchange Commission, as it may be updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
Contacts:

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

Erica Bartsch
Sloane & Company
(212) 446-1875
ebartsch@sloanepr.com

Note to financial results:

On May 21, 2013, EveryWare Global, Inc. consummated a business combination with ROI Acquisition Corp. in which EveryWare Global, Inc. became a wholly-owned subsidiary of ROI Acquisition Corp. In connection with the closing of the Business Combination, ROI Acquisition Corp. changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. EveryWare is considered to be the acquirer for accounting purposes because it obtained control of ROI Acquisition Corp. Accordingly, the business combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of EveryWare Global, Inc. and ROI Acquisition Corp. are carried at historical cost and there is no step-up in basis or any intangible assets or goodwill as a result of the business combination.

EveryWare Global, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenues:
Net sales	$94,574	$113,636	$347,577	$401,054
Licensing fees	1,562	1,619	6,404	6,505
Total revenues	96,136	115,255	353,981	407,559
Cost of sales	79,483	101,298	309,717	328,754
Gross margin	16,653	13,957	44,264	78,805
Operating expenses:
Selling and administrative expenses	14,518	18,208	74,682	63,046
Restructuring expense	(159)	—	131	77
Loss on disposal of assets	—	35	213	38
Long-lived asset impairment	—	908	2,316	908
Goodwill, intangible asset impairment	—	—	3,216	—
Total operating expenses	14,359	19,151	80,558	64,069
Operating income (loss) from continuing operations	2,294	(5,194)	(36,294)	14,736
Other expense (income), net	105	(16)	(222)	2
Loss on extinguishment of debt	—	—	22,195	7,834
Interest expense	6,792	5,524	24,026	19,892
Loss from continuing operations before income taxes	(4,603)	(10,702)	(82,293)	(12,992)
Income tax expense	279	2,946	20,251	2,526
Net loss from continuing operations	(4,882)	(13,648)	(102,544)	(15,518)
Net loss from discontinued operations	—	(661)	(17,048)	(1,900)
Net loss	(4,882)	(14,309)	(119,592)	(17,418)
Less: Non-controlling interest in subsidiary’s loss	(10)	(17)	(114)	(17)
Net loss attributable to the company	(4,872)	(14,292)	(119,478)	(17,401)
Less: Preferred stock dividend	815	—	1,354	—
Net loss attributable to common stockholders	$(5,687)	$(14,292)	$(120,832)	$(17,401)

Basic loss per share attributable to common stockholders:
Net loss from continuing operations	$(0.24)	$(0.67)	$(4.99)	$(0.92)
Net loss attributable to common stockholders	$(0.28)	$(0.70)	$(5.88)	$(1.03)

Diluted loss per share attributable to common stockholders:
Net loss from continuing operations	$(0.24)	$(0.67)	$(4.99)	$(0.92)
Net loss attributable to common stockholders	$(0.28)	$(0.70)	$(5.88)	$(1.03)

Weighted average shares outstanding:
Basic	20,581	20,519	20,565	16,832
Diluted	20,581	20,519	20,565	16,832

Segment Results:

	Three months ended December 31,				Twelve months ended December 31,
(Amounts in thousands, unaudited)	2014	%	2013	%	2014	%	2013	%
Net sales
Consumer	$42,056	43.8%	$51,047	44.2%	$131,365	37.1%	$155,663	38.2%
Foodservice	28,571	29.7%	30,736	26.7%	109,955	31.1%	126,510	31.0%
Specialty	20,367	21.2%	27,266	23.7%	92,128	26.0%	101,429	24.9%
International	3,580	3.7%	4,587	4.0%	14,129	4.0%	17,452	4.3%
Total segment net sales	94,574	98.4%	113,636	98.6%	347,577	98.2%	401,054	98.4%
License fees	1,562	1.6%	1,619	1.4%	6,404	1.8%	6,505	1.6%
Total Revenues	$96,136	100.0%	$115,255	100.0%	$353,981	100.0%	$407,559	100.0%

Segment contribution before unallocated costs
Consumer	$8,071	19.2%	$6,944	13.6%	$21,047	16.0%	$22,315	14.3%
Foodservice	6,668	23.3%	7,118	23.2%	25,511	23.2%	31,233	24.7%
Specialty	4,395	21.6%	3,717	13.6%	17,030	18.5%	14,909	14.7%
International	(315)	(8.8%)	(323)	(7.0%)	(962)	(6.8%)	(1,016)	(5.8%)
Total segment contribution	$18,819		$17,456		$62,626		$67,441

EveryWare Global, Inc.
Condensed Consolidated Balance Sheet

	December 31,	December 31,
(Amounts in thousands, unaudited)	2014	2013
ASSETS
Current assets:
Cash	$7,838	$2,143
Trade accounts receivable, net	31,847	43,969
Other accounts and notes receivable	3,435	3,790
Inventories	85,460	111,153
Assets held for sale	425	2,000
Income taxes receivable	563	563
Deferred tax asset	—	5,622
Other current assets	11,829	4,968
Current assets of discontinued operations	—	30,615
Total current assets	141,397	204,823
Property, plant and equipment, net	43,848	53,610
Goodwill	8,452	8,467
Other intangible assets	39,951	47,136
Deferred tax asset	—	14,717
Other assets	476	8,156
Non-current assets of discontinued operations	—	3,257
Total assets	$234,124	$340,166
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$28,998	$48,910
Accrued liabilities	24,879	24,296
Income taxes payable	40	155
Accrued pension	1,820	1,763
Current portion of long-term debt	287,336	2,972
Other current liabilities	—	104
Current liabilities of discontinued operations	—	19,495
Total current liabilities	343,073	97,695
Revolver	—	15,635
Long-term debt	—	246,849
Pension and other post-retirement benefits	9,794	3,798
Income taxes payable	454	454
Deferred income taxes	9,185	9,819
Deferred gain on sale / leaseback	14,376	15,496
Other liabilities	14,545	12,880
Non-current liabilities of discontinued operations	—	(1,052)
Total liabilities	391,427	401,574
Contingently redeemable Series A Preferred Stock	22,554	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	14,543	641
Retained deficit	(184,593)	(63,761)
Accumulated other comprehensive (loss) income	(9,678)	1,727
Total EveryWare stockholders’ deficit	(179,726)	(61,391)
Non-controlling interest	(131)	(17)
Total stockholders’ deficit	(179,857)	(61,408)
Total liabilities and stockholders’ deficit	$234,124	$340,166

EveryWare Global, Inc.
Condensed Consolidated Statement of Cash Flows

	Three months ended December 31,		Twelve months ended December 31,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(4,882)	$(13,648)	$(102,544)	$(15,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	(110)	574	74	754
Depreciation and amortization	4,800	4,058	18,656	15,821
Amortization of deferred gain on sale-leaseback	(279)	(281)	(1,119)	(1,120)
Noncash amortization of debt financing costs	320	378	1,415	1,672
Paid-in-kind interest	1,107	—	1,840	—
Allowance for doubtful accounts	379	(43)	580	(376)
Allowance for inventory valuation	98	(800)	(992)	(1,422)
Loss on early extinguishment of debt	—	—	22,195	6,488
Pension and other post-retirement plan contributions	(905)	—	(755)	(625)
Loss on disposal of assets	—	40	214	43
Deferred income tax expense	349	3,866	19,705	2,685
Long-lived asset impairment	—	908	2,316	908
Goodwill and intangible asset impairment	—	—	3,216	—
Changes in other operating items:
Accounts receivable	2,134	7,983	11,465	2,846
Inventories	1,604	21,269	26,236	(6,530)
Other assets	468	(2,249)	(7,762)	(17,726)
Accounts payable	(8,882)	5,724	(19,912)	12,332
Accrued liabilities	(1,282)	(1,331)	353	(6,566)
Other liabilities	(30)	1,275	(783)	266
Net cash (used in) provided by operating activities	(5,111)	27,723	(25,602)	(6,068)
CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,613)	(7,613)	(5,880)	(16,473)
Proceeds from disposal/sale of property, plant and equipment	—	—	98	—
Other investing activities, net	—	(201)	—	(834)
Net cash used in investing activities	(1,613)	(7,814)	(5,782)	(17,307)
CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from borrowings (repayments) under revolving credit facility	10,680	(18,465)	23,012	(19,540)
Net proceeds from long term debt	—	(10,657)	—	239,343
Net repayments of long term debt	(631)	9,727	(2,799)	(136,188)
Cash paid to EveryWare stockholders	—	—	—	(90,000)
Redemption of warrants	—	—	—	(5,838)
Redemption of ROI shares	—	—	—	(46,741)
Cash from ROI trust	—	—	—	75,173
Proceeds from the issuance of common stock, net	—	—	20,000	16,500
Equity issuance costs	—	—	—	(9,619)
Net cash provided by (used in) financing activities	10,049	(19,395)	40,213	23,090
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(104)	256	(259)	(129)
DISCONTINUED OPERATIONS:
Net cash used in operating activities	—	(3,880)	(1,474)	(738)
Net cash used in investing activities	—	(752)	(56)	(4,303)
Net cash provided by (used in) financing activities	—	5,918	(2,585)	6,119
Effect of currency exchange rate changes on cash	—	(200)	143	(96)
Net cash (used in) provided by discontinued operations	—	1,086	(3,972)	982
NET INCREASE IN CASH	3,221	1,856	4,598	568
CASH:
Beginning of period	4,617	1,384	3,240	2,672
End of period	7,838	3,240	7,838	3,240
Less cash of discontinued operations end of period	—	1,097	—	1,097
End of period of continuing operations	$7,838	$2,143	$7,838	$2,143

Non-GAAP Measures:
In accordance with the SEC’s Regulation G, the financial tables included herein provide a reconciliation of the non-GAAP financial measures used in this earnings release to the most closely related Generally Accepted Accounting Principle (GAAP) measure. EveryWare believes EBITDA, Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share provide supplemental non-GAAP financial information that is useful to investors in understanding EveryWare’s core business and trends. In addition, EBITDA and Adjusted EBITDA are the basis on which EveryWare’s management assesses performance. Although EveryWare believes that the non-GAAP financial measures presented enhance investors’ understanding of EveryWare’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Adjusted EBITDA from Continuing Operations Reconciliation:

	Three months ended December 31,		Twelve months ended December 31,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
Net loss attributable to the company	$(4,872)	$(14,292)	$(119,478)	$(17,401)
Net loss from discontinued operations	—	661	17,048	1,900
Interest expense	6,792	5,524	24,026	19,892
Income tax expense	279	2,946	20,251	2,526
Depreciation and amortization	4,800	4,058	18,656	15,821
EBITDA from continuing operations	6,999	(1,103)	(39,497)	22,738
Restructuring charges/severance & termination payments (a)	1,357	1,920	14,787	3,100
Acquisition/merger-related transaction fees (b)	—	1,324	177	2,897
Inventory adjustments (c)	—	5,931	—	5,931
Loss on extinguishment of debt (d)	—	—	22,195	7,834
Long-lived and intangible asset impairments (e)	—	908	5,532	908
Adjusted EBITDA from continuing operations	$8,356	$8,980	$3,194	$43,408
EBITDA from continuing operations is defined as net income (loss) attributable to the company before loss (income) on discontinued operations, interest, income taxes, and depreciation and amortization. Adjusted EBITDA from continuing operations is defined as EBITDA plus certain restructuring expenses; including severance and termination-related payments; certain acquisition/merger-related transaction fees; inventory adjustments; loss on extinguishment of debt and certain other adjustments for asset impairments.

(a)
Includes restructuring expenses and various professional, consulting and business advisory services. For the three and twelve months ended December 31, 2014, adjustments consisted of (i) $0.0 million and $2.5 million of severance and termination-related payments, (ii) ($0.2) million and $0.2 million of restructuring costs related to the closure of our regional office in Oneida, New York, and a smaller satellite office in Melville, New York, and (iii) $1.6 million and $12.1 million in professional, consulting and business advisory services, respectively. For the three and twelve months ended December 31, 2013, adjustments consisted of (i) $1.4 million and $2.3 million of severance and termination-related payments, (ii) $0.0 million and $0.1 million of restructuring costs related to the closing of our Canadian offices and warehouse, and a change in estimate for unused space in our Savannah, Georgia distribution center, and (iii) $0.5 million and $0.7 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives related to our Business Combination.

(b)	Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions.

(c)
Represents an inventory adjustment relating to the calculation of factory manufacturing variance capitalized in inventory. In the fourth quarter of 2013, we identified a deviation from historical experience resulting in a change in estimate of $5.9 million.

(d)
Represents write-off of previously capitalized deferred financing fees and the expense in connection with the issuance of warrants to the MCP Funds and lenders under term loan (the “Sponsor and Lender Warrants”). For the twelve months ended December 31, 2014, adjustments consisted of (i) $7.2 million of previously capitalized deferred financing fees, (ii) $1.2 million in fees paid to the MCP Funds, and (iii) expense of $13.8 million relating to the issuance of the Sponsor and Lender Warrants. For the twelve months ended December 31, 2013, we recorded the write-down of deferred financing fees of $6.5 million and $1.3 million in prepayment premium in connection with our May 2013 debt refinancing.

(e)
Represents asset impairments. During the twelve months ended December 31, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, New York, office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses. For the three and twelve months ended December 31, 2013, we recognized an impairment charge relating to the $0.3 million write-down of our Oneida office building, and a $0.6 million note receivable write-down.

Quarterly Adjusted EBITDA from Continuing Operations Reconciliation for 2014:

	Three months ended
(Amounts in thousands, unaudited)	December 31	September 30	June 30	March 31
Net loss attributable to the company	$(4,872)	$(49,369)	$(26,898)	$(38,339)
Net loss from discontinued operations	—	10,872	3,986	2,190
Interest expense	6,792	6,495	5,411	5,328
Income tax expense	279	199	(901)	20,674
Depreciation and amortization	4,800	4,876	4,654	4,326
EBITDA from continuing operations (1)	6,999	(26,927)	(13,748)	(5,821)
Restructuring charges/severance & termination payments	1,357	4,060	6,507	2,863
Acquisition/merger-related transaction fees	—	—	65	112
Inventory adjustments	—	—	—	—
Loss on extinguishment of debt	—	22,195	—	—
Long-lived and intangible asset impairments	—	85	4,875	572
Adjusted EBITDA from continuing operations	$8,356	$(587)	$(2,301)	$(2,274)

1.	See Adjusted EBITDA from Continuing Operations Reconciliation.

Adjusted Net (Loss) Income from Continuing Operations Reconciliation:

	Three months ended December 31,		Twelve months ended December 31,
(Amounts in thousands, unaudited)	2014	2013	2014	2013
Net loss from continuing operations	$(4,882)	$(13,648)	$(102,544)	$(15,518)
Adjustments:
Restructuring charges/severance & termination payments (a)	1,357	1,920	14,787	3,100
Acquisition/merger-related transaction fees (a)	—	1,324	177	2,897
Inventory adjustments (a)	—	5,931	—	5,931
Loss on extinguishment of debt (a)	—	—	22,195	7,834
Long-lived and intangible asset impairments (a)	—	908	5,532	908
Total adjustments	1,357	10,083	42,691	20,670
Less: Tax effect	—	3,333	—	7,122
Add: Income tax valuation allowance (b)	—	4,368	19,456	4,368
Tax effected impact of adjustments	1,357	11,118	62,147	17,916
Adjusted net (loss) income from continuing operations	$(3,525)	$(2,530)	$(40,397)	$2,398

(a)	See Adjusted EBITDA from Continuing Operations Reconciliation.

(b)
For the twelve months ended December 31, 2014, the tax expense recognized represents the valuation allowances against our U.S. net deferred tax assets and the tax benefit associated with our intangible asset impairment.